UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2005

COMMERCE ENERGY GROUP, INC.

(Exact Name of registrant as specified in its charter)

Delaware	001-32239	20-0501090
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Anton Blvd., Suite 2000 Costa Mesa, California	92626
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 258-0470

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 23, 2005 the Compensation Committee of the Board of Directors of Commerce Energy Group, Inc. (the “Company”) adopted the Commerce Energy Group, Inc. Management Bonus Program for the fiscal year ending July 31, 2005 (the “2005 Bonus Program”). Under 2005 Bonus Program, the Company’s executive officers and other management employees will be entitled to a cash bonus after completion of the fiscal year ending July 31, 2005 (“fiscal 2005”) if pre-established levels of performance under designated criteria are met or exceeded for the fiscal year. The financial performance goals are based on the Company’s attainment of either (a) a certain level of pre-tax net income or (b) a certain market price for the Company’s common stock. Under the 2005 Performance Bonus Program, the Company will establish a bonus pool ranging from zero to 15% of the Company’s pre-tax net income, depending on the level of the Company’s pre-tax net income for fiscal 2005. The bonus pool will be allocated to participants in the 2005 Bonus Program according to a formula based primarily on each participant’s base salary.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Summary of Commerce Energy Group, Inc. Management Bonus Program for 2005.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, Commerce Energy Group, Inc. has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

COMMERCE ENERGY GROUP, INC. a Delaware corporation
Date: March 1, 2005	By:	/s/ RICHARD L. BOUGHRUM
		Name:	Richard L. Boughrum
		Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Summary of Commerce Energy Group, Inc. Management Bonus Program for 2005.